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                                                                   EXHIBIT 11.01

                                   FORM 10-K

                             CARDINAL HEALTH, INC.

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  JUNE 30,         JUNE 30,        MARCH 31,
                                                    1995             1994             1993
                                                ------------     ------------     ------------
FULLY DILUTED
Average shares outstanding..................        41,149           35,696           29,611
Net effect of dilutive stock options and
  warrants-based on the treasury stock
  method using the higher of the average or
  end of period market price................         1,072            3,781            4,722
Assumed conversion of 7.25% convertible
  debentures................................                                           4,283
                                                ------------     ------------     ------------
Total.......................................        42,221           39,477           38,616
                                                ============     ============     ============
Earnings available for Common Shares before
  cumulative effect of change in accounting
  principle.................................      $ 84,973         $ 33,931         $ 37,671
Add 7.25% convertible debenture interest net
  of income tax effect......................                                           3,264
                                                ------------     ------------     ------------
Fully diluted net earnings before cumulative
  effect of change in accounting
  principle.................................        84,973           33,931           40,935
Cumulative effect of change in accounting
  principle.................................                                         (10,000)
                                                ------------     ------------     ------------
Fully diluted net earnings..................      $ 84,973         $ 33,931         $ 30,935
                                                ============     ============     ============
Per share amounts:
     Earnings before cumulative effect of
       change in accounting principle.......      $   2.01         $   0.86         $   1.06
     Cumulative effect of change in
       accounting principle.................                                           (0.26)
                                                ------------     ------------     ------------
     Net earnings...........................      $   2.01         $   0.86         $   0.80
                                                ============     ============     ============
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